UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No .     )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

PARKS! AMERICA, INC.

(Name of Registrant as Specified in its Charter)

(Name Of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On April 17, 2024, Parks! America, Inc. (the “Company”) issued the below press release:

Parks! America Interim Chairman

Issues Open Letter to Shareholders

PINE MOUNTAIN, Georgia — April 17, 2024 — Parks! America, Inc. (OTCPink: PRKA) (“Parks! America” or the “Company”), a leading operator of regional safari parks in the United States, today issued an open letter to shareholders from interim Chairman Charles Kohnen.

Dear Parks! America Shareholders,

My name is Charles Kohnen. I am Parks! America’s interim Chairman of the Board.

I would like to address those shareholders who believe they have been misled or are being disenfranchised by the self-serving interests of the principals of Focused Compounding Fund, L.P. (“FC”). If you invested, whether directly or indirectly, in the Company based on information from FC, Kuhn Capital Partners, Whitney Kuhn LLC, PRKAproxyfight.com, Andrew Kuhn’s X (formerly Twitter) account or any other Andrew Kuhn or Geoff Gannon-related vehicle, then we would like to hear from you.

If you feel like you are being used as a mere pawn in FC’s ill-advised, hubristic attempt for its principals to gain control of our Company for themselves, then please contact Parks! America via phone at (706) 663-8744 or email at info.ga@animalsafari.com. To ensure our prompt attention, please include “To Charles Kohnen” in the subject line if you decide to email the Company.

It takes courage to stand up and do the right thing rather than stay silent, but the alternative is the likely ruination of your Company and loss of investment if FC were to take control. I have a lot of “skin in this game.” I currently control 22,954,471 shares (30.3%) of Parks! America. I am a longtime buyer of shares on the open market and am aligned with my fellow PRKA shareholders. My only desire is to see this Company become operationally excellent and consistently profitable in the coming years. That is why I have continually invested in this Company.

In a letter to the Board of Directors of PRKA dated January 8, 2024, Geoff Gannon, one of FC’s principals, wrote about why they intended to conduct this proxy contest:

●	“I’m writing to make our gripe clear. That word “gripe” is in the singular because we only have one. We’re running a single issue campaign. We’re not saying there’s anything wrong with the way you’re running the company. We’re saying you’re wrong to be running the company….”

The single issue referenced above by Gannon was PRKA not holding annual shareholder meetings since 2010. Previous Chairman and CEO Dale Van Voorhis was adamantly against holding annual meetings citing cost concerns. By virtue of a number of conversations during 2023 with Lisa Brady, the principals of FC knew full well of the Company’s plans to hold an annual meeting in 2024. They have conveniently not mentioned those discussions. This is disingenuous.

These last several months of corporate upheaval have been unnecessary and entirely avoidable. But FC has wanted upheaval. They thought they could hijack the Company by demanding a Special Shareholder Meeting and replacing the board. Current PRKA management attempted to work with FC within days of FC’s purchase of all of former CEO Dale Van Voorhis’ PRKA shares—more than 16 million of them—on December 14, 2023. That acquisition brought FC’s ownership of PRKA to 38.5%. Andrew Kuhn, another of FC’s principals, had no interest in working together or reaching a compromise so that we could move the Company forward. Unfortunately for FC, their Special Meeting gambit failed. So, FC continues through the proxy process for the upcoming annual meeting of shareholders.

Under previous Chairman and CEO Mr. Van Voorhis, this Company was badly managed:

●	A myriad of poor decisions in the name of “saving money” which had harmful consequences such as under-insurance of our Georgia park, which was hit directly by a tornado in late March 2023.

●	Poor human resource management decisions which made hiring extremely difficult, undermined staff morale and led to lawsuits, including one that names Mr. Van Voorhis personally, as well as the Company.

●	Poor decisions relative to “maintenance capital” (again in the name of saving money) which allowed the Company’s properties to slip into disrepair, while at the same time spending on ill-advised and poorly planned programs such as the “Holiday Lights” event at the Missouri park and the abandoned Giraffe exhibit in Georgia.

By their own admission, FC’s nominees to become directors of your Company have never run an operating business or managed a publicly traded company. Their investment “fund” is so small that the SEC requires only minimal disclosure. We have no idea how successful they have been at managing their own business, let alone a completely different operating entity where they have no applicable skill sets to succeed. Further, FC has been a constant supporter of Mr. Van Voorhis. If FC prevails in this matter, Mr. Van Voorhis’ return in a management or consulting role could be possible. The answer to addressing the Company’s issues is not to restore Mr. Van Voorhis or his proxies to positions of authority. The old, unsuccessful management plus an inexperienced board slate is not a good combination to move PRKA forward.

Lisa Brady, our current CEO for the past 18 months, was brought on after an extensive nationwide search and hiring process. She has meaningful direct industry experience both in operating and management functions at Cedar Fair, a leading owner and operator of regional amusement and water parks, and a New York Stock Exchange-listed company. She has capital markets experience, which will be important as the Company starts to grow consistently and requires additional capital to grow into the next level of its development. For the past 18 months she has been working to correct the issues created by the Van Voorhis team and has been making measurable progress.

During the first week of April (Spring Break at our Georgia park)—which is traditionally one of the busiest times of the year—I spent several full days working with our front-line team members. One evening, I was approached by members of the team. Everyone who spoke to me was upset. Individually and collectively, our people are both concerned and angry at FC’s principals. I sympathize with them and am concerned that we might experience an implosion of our Georgia workforce if this new regime comes to power. These workers did not care for prior management but have enthusiastically bonded with Lisa Brady. Ms. Brady has been side by side in unison with all three of our park’s teams; improving benefits, standardizing operating practices and building the trust relationships with our dedicated staff to make our parks “go-to” entertainment and educational attractions.

If the Company loses Ms. Brady and the board, there will likely be a lack of investment to continue the necessary improvements needed, including at the Georgia park, to enhance their ability to attract new and returning visitors, after years of disregard by Mr. Van Voorhis. I am not fear mongering; I am sharing with you a realistic future. One can imagine what the Missouri and Texas teams are going through knowing FC has insinuated the potential sale of those venues. I am constantly thinking of the great Sun Tzu warning, “An evil enemy will burn his own nation to the ground to rule over the ashes.” In my opinion, it would be foolish to believe that our proud team members across all three parks would necessarily stay onboard with the dramatically increased uncertainty if current management and board were replaced.

With regards to this proxy contest, there are good reasons why PRKA shareholders may believe that FC has been inaccurate, misleading and disingenuous in their actions to take over the Company:

●	FC erroneously filed information with the SEC claiming that Parks! America had filed a definitive proxy statement with the SEC having the record date for the Special Meeting as February 8, 2025. Yes, 2025! This is flatly untrue!
●	Certain shareholders were sent WHITE proxy cards from FC when FC was supposed to use BLUE proxy cards in advance of the Special Shareholders Meeting, causing considerable confusion within the shareholder base. FC had committed to using the BLUE proxy card.
●	Certain shareholders dialed the phone number provided by FC’s solicitation for the February 26, 2024, Special Shareholders Meeting. Entering the “Control ID” and the “Request ID”, the recording welcomed the Parks! America shareholder to the proxy site for China Jo-Jo Drugstores, Inc. This had the potential to disenfranchise our shareholders.

Were these errors irresponsible mistakes or purposeful with the intent to confuse? With so many important details botched, how can a shareholder have confidence in the principals of FC either generally or with respect to their ability to run our Company’s business?

From my perspective the Company has been running on a matrix that I call the “Four ‘S’ Stages”: Survive, Stabilize, Succeed, Sustain. Since FC purchased the Van Voorhis’ shares on December 14, 2023, your Company has been needlessly forced to divert resources to the point where I have added a fifth ‘S’ to my matrix: Succumb. I do not use this term to refer to the current board succumbing to FC. I use it to reflect my fear over our Company’s likely destruction if FC’s hubris and inexperienced principals gain control. We should not let that happen.

The shareholders of PRKA, including FC, will be well-served as Lisa Brady and her team execute their strategy to move our Company forward. They are experienced operational managers who know the needs of our Company on the industry, corporate, and public-company levels, and they are qualified to reposition our Company for success following missteps by the previous CEO.

In summary, the choice is clear! Do you want a value-destroying future for Parks! America led by untested, low-skilled, unprofessional amateurs offering:

●	No hope
●	No operating plan
●	No direction
●	Cuts where there is no room left to cut
●	Untrustworthiness

versus

The vision of battle-hardened, highly-skilled, professional leaders offering:

●	Hope
●	A tangible plan
●	Proven success
●	Growth
●	Straight talk and real action

Again, if you feel used by FC’s principals in their misguided, self-centered quest, or, if you feel like I initially felt a few months ago—that we need to save Andrew Kuhn and Geoff Gannon from themselves—please contact the Company at (706) 663-8744 or email at info.ga@animalsafari.com. Please include “To Charles Kohnen” in the subject line if you decide to email the Company.

Sincerely,

Charles Kohnen

Interim Chairman of the Board

Parks! America

(706) 663-8744

Email: info.ga@animalsafari.com

About Parks! America

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates three regional safari parks - the Wild Animal Safari theme park in Pine Mountain, Georgia; the Wild Animal Safari theme park located in Strafford, Missouri; and the Aggieland Wild Animal Safari theme park, located near Bryan/College Station, Texas.

Additional information, including our Annual Report on Form 10-K for the fiscal year ended October 1, 2023, is available at no charge on the Company’s website, http://www.animalsafari.com.

Important Additional Information

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with any matters to be considered at the upcoming annual meeting of stockholders, scheduled to be held on June 6, 2024 (including any adjournments or postponements thereof, the “Annual Meeting”). In connection with the Company’s special meeting of stockholders held February 26, 2024, the Company filed a definitive proxy statement with the SEC on February 12, 2024 (the “Definitive Proxy Statement”). The Company intends to file a definitive proxy statement and a WHITE proxy card with the SEC in connection with any solicitation of proxies from the Company’s stockholders with respect to the Annual Meeting. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE ANNUAL MEETING. The Definitive Proxy Statement contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Stockholders will be able to obtain the definitive proxy statement with respect to the Annual Meeting and the Definitive Proxy Statement with respect to the Special Meeting, including any amendments or supplements to such proxy statements and other documents, if any, filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies would also be available at no charge on the Company’s website at https://animalsafari.com/investor-relations/.

Contact:

Charles Kohnen

Interim Chairman of the Board

Parks! America

(706) 663-8744

Email: info.ga@animalsafari.com